AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT
     This Amendment (“Amendment”) to the Investment Subadvisory Agreement (defined below), is effective as of May 1, 2013, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Walter Scott & Partners Limited, a limited liability company incorporated in Scotland (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust (the “Funds”).
     WHEREAS, the Client, Subadviser and the Funds entered into an Investment Subadvisory Agreement dated October 2, 2006 (the “Agreement”), with respect to the Vantagepoint International Fund;
     WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.	Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2.	The listing of Key Personnel in Section 2(d) of the Agreement is hereby deleted and replaced with the following:

Key Personnel:	Jane Henderson
Roy Leckie
Rodger Nisbet
Charlie Macquaker
3.	All other provisions of the Agreement remain in full force and effect.

4.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint International Fund

By:
Angela Montez
Secretary

Approved by:
Wayne Wicker
Senior Vice President and Chief Investment Officer
Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:
Angela Montez
Assistant Secretary

Approved by:
Wayne Wicker
Senior Vice President and Chief Investment Officer
Vantagepoint Investment Advisers, LLC

WALTER SCOTT & PARTNERS LIMITED

By:
Name:
Title:

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Walter Scott & Partners Limited (“Walter Scott”)
Vantagepoint International Fund
Fee Schedule for Walter Scott’s EAFE/International Strategy Portfolio and
Emerging Markets Strategy Portfolio
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of assets under the Subadviser’s management for all strategies as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.
0.60% on the first $100 million in assets
0.50% on the assets above $100 million
The fee for any given quarter will be paid within 30 days after the Client receives an invoice from the Subadviser with respect to the fee to be paid for such quarter.